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                                                                    EXHIBIT 99.6
                         [RHNB Letterhead, Logo, etc.]
                                                                          , 1994
Dear RHNB Corporation Shareholder:
     You are cordially invited to attend a Special Meeting of Shareholders of RHNB Corporation ("RHNB"), which will be held on November 7, 1994, at 10:00 a.m., local time, at the Baxter Hood Center, 452 South Anderson Road, Rock Hill, South Carolina. At this Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Agreement") pursuant to which RHNB will merge with and into a wholly owned subsidiary of NationsBank Corporation ("NationsBank"), and each share of your RHNB common stock will be converted in a tax-free exchange into 0.35 of a share of NationsBank common stock.
     The proposed merger has been approved by the Board of Directors of each company. Your Board of Directors believes that the merger provides enhanced opportunities to maximize the individual and collective strengths of the two companies in serving the interests of their shareholders, customers, employees and communities. Your Board has determined that the merger is in the best interests of RHNB and its shareholders and recommends that you vote FOR approval of the Agreement. The investment banking firm of UVEST Financial Services Group, Inc. has advised your Board of Directors that, in its opinion, as of
  , 1994, the exchange ratio of 0.35 of a share of NationsBank common stock for each share of RHNB common stock is fair to you from a financial point of view.
     Consummation of the merger is subject to certain conditions, including the approval of the Agreement by RHNB's shareholders and the approval of the merger by various regulatory agencies.
     Specific information regarding the Special Meeting and the Agreement is enclosed in the formal Notice of Special Meeting and Proxy Statement-Prospectus. Please read these materials carefully.
     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL
MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF
TWO THIRDS OF ALL OF THE OUTSTANDING SHARES OF RHNB COMMON STOCK IS REQUIRED TO APPROVE THE AGREEMENT. THUS, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. THEREFORE, I URGE YOU TO EXECUTE, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS
SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL
MEETING. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR RHNB SHARES AT THIS TIME.
     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Agreement.
                                         Sincerely,
                                         (Signature of F. Gooding)
                                         MICHAEL F. GOODING
                                         President